As filed with the Securities and Exchange Commission on September 1, 2006.

Registration No. 333-123200

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post–Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.

(Exact name of issuer as specified in its charter)

Delaware	20-5219710
(State of Incorporation)	(I.R.S. Employer Identification No.)

60 Broad Street

New York, New York 10004

(212) 943-2400

(Address and telephone number of principal executive offices)

International Securities Exchange, Inc. Stock Option Plan

International Securities Exchange, Inc. Stock Purchase Plan

International Securities Exchange, Inc. Omnibus Stock Plan

(Full Title of the Plans)

Michael J. Simon, Esq.

Secretary

International Securities Exchange Holdings, Inc.

60 Broad Street

New York, New York 10004

(212) 943-2400

(Name, address and telephone number of agent for service)

Please address a copy of all communications to:

Robert S. Reder, Esq.

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, New York 10005

(212) 530-5680

POST–EFFECTIVE AMENDMENT NO. 1

This post-effective Amendment No. 1 to Registration Statement 333-123200 on Form S-8 is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the new holding company organizational structure of International Securities Exchange, Holdings, Inc., a Delaware corporation (the “Registrant”), effected by a reorganization (the “Reorganization”), and the Registrant’s status as the successor issuer to International Securities Exchange, Inc., a Delaware corporation (“ISE, Inc.” or the “Predecessor”).

The Reorganization was effected pursuant to the Second Amended and Restated Plan and Agreement of Reorganization and Merger by and among the Predecessor, the Registrant and International Securities Exchange, LLC, a Delaware limited liability company wholly-owned by the Registrant (“ISE, LLC”), dated June 28, 2006 (the “Merger Agreement”). The Registrant and ISE, LLC were formed in contemplation of the Reorganization. Consummation of the Reorganization was conditioned upon satisfaction of certain conditions including, without limitation, approval of the Reorganization by (a) the Securities and Exchange Commission (the “SEC”), which was received on April 21, 2006, and (b) the Predecessor’s stockholders, which was received on August 16, 2004 and February 3, 2005. In order to complete the Reorganization, the Predecessor merged into ISE, LLC, with ISE, LLC as the surviving entity of the merger (the “Merger”). The Merger was effective as of 12:01 a.m. on September 1, 2006 (the “Effective Time”).

As a consequence of the Merger:

(i)	each outstanding share of Class A common stock of the Predecessor was converted into one share of the Registrant common stock, par value $.01 per share (the “Registrant Common Stock”);

(ii)	each outstanding share of Series B-1 common stock of the Predecessor was converted into one primary market makers right of ISE, LLC, each outstanding share of Series B-2 common stock of the Predecessor was converted into one competitive market makers right of ISE, LLC and each share of Series B-3 common stock of the Predecessor was converted into one electronic access member right of ISE, LLC (collectively, the “Exchange Rights”);

(iii)	each outstanding option to purchase the Predecessor Class A common Stock (a “Predecessor Stock Option”) granted pursuant to the ISE, Inc. 2002 Stock Option Plan, the Omnibus Stock Plan or otherwise (together, the “Predecessor Stock Plans”), whether vested or unvested, was deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Predecessor Stock Option, the same number of shares of the

Registrant Common Stock as the holder of such Predecessor Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time of the Merger, at the same price per share as was in place immediately prior to the Effective Time; and

(iv)	The Registrant assumed the 2004 ISE, Inc. Stock Purchase Plan (the “Predecessor Stock Purchase Plan”) and each outstanding purchase right (each, an “Assumed Purchase Right”) under the Predecessor Stock Purchase Plan. Each Assumed Purchase Right continued to have, and be subject to, the terms and conditions set forth in the Predecessor Stock Purchase Plan, except that each outstanding right to purchase the Predecessor Class A common stock shall be deemed to constitute a right to purchase the same number of shares of the Registrant Common Stock.

In accordance with Rule 414, the Registrant, as the successor issuer to the Predecessor, hereby expressly adopts this Registration Statement No. 333-123200 on Form S-8 and the Registration Statements incorporated by reference herein as its own for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This post-effective Amendment No. 1 to the Registration Statement pertains to the Registrant Stock Option Plan, the Registrant Stock Purchase Plan, and the Registrant Omnibus Stock Plan. Registration fees were paid at the time of filing the original Registration Statement.

PART I

Item 1. Plan Information

Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b). Such documents are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

Item 2. Registrant Information And Employee Plan Annual Information

The Registrant will, upon written or oral request, provide without charge to any persons to whom the prospectuses relating to this Registration Statement are delivered, a copy of any and all of the information which has been incorporated by reference in such prospectuses and this Registration Statement (pursuant to Item 3 of Part II below). Such requests should be directed to the Secretary, International Securities Exchange, Inc., 60 Broad Street, New York, New York 10004 (telephone: (212) 943-2400).

PART II

Information Required In The Registration Statement

Item 3. Incorporation Of Documents By Reference

The following documents previously filed by the Predecessor with the SEC pursuant to the Exchange Act, as applicable, are incorporated by reference herein and shall be deemed to be a part hereof:

(a) The Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed by the Predecessor with the SEC on March 20, 2006.

(b) The Predecessor’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006, filed by the Predecessor with the SEC on May 15, 2006 and August 11, 2006, respectively.

(c) The description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K filed with the SEC on September 1, 2006.

All documents, filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description Of Securities

Not applicable.

Item 5. Interest Of Named Experts And Counsel

Not applicable.

Item 6. Indemnification Of Directors And Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) permits indemnification of the Registrant’s officers and directors under certain conditions and subject to certain limitations. Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the DGCL.

Article V of the Registrant’s Bylaws provides that the Registrant shall indemnify its directors and executive officers to the fullest extent authorized by the DGCL. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant’s request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding; provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by final judicial decision that he or she is not entitled to be indemnified by the Registrant.

As permitted by Section 102(b)(7) of the DGCL, Article 10 of the Registrant’s certificate of incorporation provides that a director of the Registrant shall not be personally liable for monetary damages for breach of fiduciary duty as a director. This limitation is generally unavailable for acts or omissions by a director that were (1) in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (3) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions that resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. However, such limitation of liability would not apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding against a director.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings

(1)	The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the issuer’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-mentioned provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this post-effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on September 1, 2006.

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.

By:	/s/ David Krell
Name:	David Krell
Title:	President

Power of Attorney

Each person whose signature appears below hereby severally constitutes and appoints David Krell, Gary Katz and Michael J. Simon and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all post-effective amendments and supplements to the said Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on September 1, 2006.

SIGNATURE	TITLE

/s/ DAVID KRELL David Krell	President, Director (Principal Executive Officer)

/s/ BRUCE COOPERMAN Bruce Cooperman	Treasurer (Principal Financial Officer)

/s/ AMIT MUNI Amit Muni	Principal Accounting Officer

/s/ MICHAEL J. SIMON* Frank J. Jones	Chairman of the Board of Directors, Director

/s/ MICHAEL J. SIMON* Barbara Diamond	Director

/s/ MICHAEL J. SIMON* Mark P. Kritzman	Director

/s/ MICHAEL J. SIMON* John F. Marshall, Ph.D.	Director

/s/ MICHAEL J. SIMON* Sarah A. Miller	Director

/s/ MICHAEL J. SIMON* Carleton Day Pearl	Director

/s/ MICHAEL J. SIMON* Richard Schmalensee, Ph.D.	Director

/s/ MICHAEL J. SIMON* Ivers W. Riley	Director

*	Attorney-in-Fact pursuant to power of attorney contained in original filing of this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description
5.2*	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to the legality of the Predecessor’s Class A Common Stock.

23.4*	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the Opinion filed as Exhibit 5.2 hereto).

23.5*	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.2*	Power of Attorney (set forth on the signature page hereof).

*	Incorporated by reference to exhibits filed with Predecessor’s Registration Statement on Form S-8.